EXHIBIT 7.1

                            STOCK PURCHASE AGREEMENT
                            ------------------------

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into this 1st day of November, 2004, by and among PREMIER CONCEPTS, INC., a Colorado corporation (hereinafter referred to as "Buyer"); and BRIAN KELLY and MICHAEL REINSTEIN (hereinafter collectively referred to as "Seller"), being all of the shareholders of USN TELEVISION GROUP, INC., a Delaware corporation (hereafter referred to as "Company").

         WHEREAS, Premier is currently in bankruptcy proceedings under Chapter 11 of the Bankruptcy Code, and has submitted to the bankruptcy court a Bankruptcy Plan of Reorganization (the "Plan of Reorganization"), a copy of which is attached hereto as Exhibit "A";

         WHEREAS, Seller is the owner of record and beneficially owns One Million (1,000,000) shares of the issued and outstanding shares of Common Stock of the Company (the "Shares"); and

         WHEREAS, Seller, pursuant to the Plan of Reorganization, desires to sell all of the Shares to Buyer, and Buyer desires to purchase the Shares, upon the terms and conditions set forth herein;

         WHEREAS, in consideration for such share exchange, it is contemplated that Buyer, USN and the USN Sellers will enter into ancillary Agreements including a proposed Consulting Agreement and proposed Software Application Service Agreement as referenced in the budget, submitted with the "First Amended Disclosure Statement Describing Chapter 11 Plan" (the "Disclosure Statement"); as well as a registration rights agreement under which USN will agree to register for resale under the Securities Act of 1933 the shares of common stock of Premier to be held by the USN Sellers, which agreement shall be substantively in the form attached hereto as Exhibit "B".

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and subject to the accuracy of the representations and warranties of the parties, the parties hereto agree to the following as a tax free exchange pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986.

                                       I.

                         SALE AND PURCHASE OF THE SHARES
                         -------------------------------

         1.1 SALE AND PURCHASE. Subject to the terms and conditions hereof, at the Closing (as defined in paragraph 1.2 below), Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, the Shares listed in Exhibit "C", attached hereto, which together constitute 100% of the issued and outstanding Shares of Common Stock of the Company.

         1.2 CLOSING. The purchase shall be consummated at a closing ("Closing") to take place upon confirmation of the Plan of Reorganization at the offices of Buyer's counsel on December 17, 2004 ("Closing Date").

         1.3 PURCHASE PRICE. The purchase price ("Purchase Price") for the Shares shall be the issuance of and delivery at Closing of Four,. Million Eight Hundred Fifty Thousand (4,850,000) shares of Common Stock of the Buyer ("Buyer's Shares") to Seller against receipt of certificates representing the Shares, duly endorsed for transfer to Buyer.

         1.4 ALLOCATION OF SHARES. All shares of stock of Buyer to be issued to Seller pursuant to this Agreement shall be issued to the respective Sellers in proportion to their respective ownership of stock of the Company as described in Exhibit "C" hereto.

         1.5 OTHER AGREEMENTS. At the Closing, the indicated parties shall execute and deliver the following additional agreements in substantially the form attached hereto:

                  (a) Stock certificates representing all of the Shares, duly endorsed to Buyer and in blank or assignments separate from the certificates, transferring the Shares from Seller to Buyer.

                  (b) Registration Rights Agreement attached hereto as Exhibit "B".

         1.6 BASIC AGREEMENTS AND TRANSACTIONS DEFINED. This Agreement and other agreements listed in paragraph 1.5, are sometimes referred to as the "Basic Agreement". The transactions contemplated by the Basic Agreement are sometimes referred to as the "Transactions".

                                       II.

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

         2.1 REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY. Seller and the Company represent and warrant to Buyer as follows:

                  (a) TITLE TO THE SHARES. At Closing, Seller shall own of record and beneficially the number of the Shares listed in Exhibit "C", of the Company, free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and lawful authority to transfer the Shares to Buyer. No person has any preemptive rights or rights of first refusal with respect to any of the Shares. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Shares. There are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the Shares.

                  (b) ORGANIZATION. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Company is duly qualified and in good standing as a foreign corporation in each jurisdiction where its ownership of property or operation of its business requires qualification.

                  (c) AUTHORIZED CAPITALIZATION. The authorized capitalization of the Company consists of One Million (1,000,000) shares of Common Stock, par value $.01 of which One Million (1,000,000) shares have been issued and are outstanding. The Shares have been duly authorized, validly issued, are fully paid and non-assessable with no personal liability attaching to the ownership thereof and were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws. The Company does not have any outstanding rights, options, warrants, calls, commitments, conversion or any other agreements of any character, whether oral or written, obligating it to issue any shares of its capital stock, whether authorized or not. The Company is not a party to and are not bound by any agreement, contract, arrangement or understanding, whether oral or written, giving any person or entity any interest in, or any right to share, participate in or receive any portion of, the Company's income, profits or assets, or obligating the Company to distribute any portion of its income, profits or assets.

                  (d) AUTHORITY. Seller has full power and lawful authority to execute and deliver the Basic Agreements and to consummate and perform the Transactions contemplated thereby. The Basic Agreements constitute (or shall, upon execution, constitute) valid and legally binding obligations upon Seller, enforceable in accordance with their terms. Neither the execution and delivery* of the Basic Agreements by Seller, nor the consummation and performance of the Transactions contemplated thereby, conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any agreement by which Seller or the Company is a party or by which Seller or the Company or any of their respective properties or assets are bound or affected.

                  (e) COMPANY FINANCIAL STATEMENTS. The Company Financial Statements, which include an income statement and balance sheet, are complete, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods and fairly present the financial position of the Company for the periods May 1, 2003-December 31, 2003. On or before February 28, 2005, Company will provide income statement and balance sheet through January 31, 2005, according to generally accepted accounting principles.

                  (f) NO UNDISCLOSED LIABILITIES. Except as set forth in the Company Financial Statements previously delivered to Buyer and those statements referred in 2.1(e) above and required. to be delivered from Seller to Buyer by March 31, 2005 and as set forth on Exhibit "D", Seller is not aware of any liabilities for which the Company is liable or will become liable in the future.

                  (g) TAXES. The Company has filed all federal, state, local tax and other returns and reports which were required to be filed with respect to all taxes, levies, imposts, duties, licenses and registration fees, charges or withholdings of every nature whatsoever ("Taxes"), and their exists a substantial basis in law and fact for all positions taken in such reports, and all taxes pursuant to such returns and reports have been paid. No waivers of periods of limitation are in effect with respect to any taxes arising from and attributable to the ownership of properties or operations of the business of the Company.

                  (h) PROPERTIES. The Company has good and marketable title to all its personal property, equipment, processes, patents, copyrights, trademarks, franchises, licenses and other properties and assets (except for items leased or licensed to the Company), including all property reflected in the Company Financial Statements (except for assets reflected therein which have been sold in the normal course of its business where the proceeds from such sale or other disposition have been properly accounted for in the financial statements of the Company), in each case free and clear of all liens, claims and encumbrances of every kind and character, except as set forth in Exhibit "E". The Company has no ownership interest in any real property. The assets and properties owned, operated or leased by the Company and used in its business are in good operating condition, reasonable wear and tear excepted, and suitable for the uses for which intended.

                  (i) BOOKS AND RECORDS. The books and records of the Company are complete and correct in all material respects, have been maintained in accordance with good business practices and accurately reflect in all material respects the business, financial condition and results of operations of the Company as set forth in the Company Financial Statements.

                  (j) TRANSACTIONS WITH CERTAIN PERSONS. Except as disclosed in Exhibit "F", the Company has no outstanding agreement, understanding, contract, lease, commitment, loan or other arrangement with any officer, director or shareholder of the Company or any relative of any such person, or any corporation or other entity in which such person owns a beneficial interest.

                  (k) MATERIAL CONTRACTS. The Company has no purchase, sale, commitment, or other contract, the breach or termination of which would have a materially adverse effect on the business, financial condition, results of operations, assets, liabilities, or prospects of the Company.

                  (l) EMPLOYMENT MATTERS. Except as set forth in Exhibit "G", the Company is not a party to any employment agreement, or any pension, profit sharing, retirement or other deferred compensation plan or agreement. The Company has not incurred any unfunded deficiency or liability within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), has not incurred any liability to the Pension Benefit Guaranty Corporation established under ERISA in connection with any employee benefit plan and has no outstanding obligations or liabilities under any employee benefit plan. The Company has not been a party to a "prohibited transaction," which would subject the Company to any tax or penalty. There is no collective bargaining agreement or negotiations therefor, labor grievance or arbitration proceeding against the Company pending or threatened, and to the knowledge of the Seller, there are no union organizing activities currently pending or threatened against or involving the Company.

                  (m) AUTHORIZATIONS. The Company has no licenses, permits, approvals and other authorizations from any governmental agencies and any other entities that are necessary for the conduct of its business.

                  (n) COMPLIANCE WITH LAWS. The Company is not in violation of any federal, state, local or other law, ordinance, rule or regulation applicable to its business, and have not received any actual or threatened complaint, citation or notice of violation or investigation from any governmental authority.

                  (o) VALIDITY. All contracts, agreements, leases and licenses to which the Company is a party or by which it or any of its properties or assets are bound or affected, are valid and in full force and effect; and no breach or default exists, or upon the giving of notice or lapse of time, or both, would exist, on the part of the Company or by any other party thereto.

                  (p) NO LITIGATION. To the knowledge of the USN Sellers, there are no actions, suits, claims, complaints or proceedings pending or threatened against the Company at law or in equity, or before or by any governmental department, commission, court, board, bureau, agency or instrumentality. There are no orders, judgments or decrees of any governmental authority outstanding which specifically apply to the Company or any of its assets.

                  (q) FULL DISCLOSURE. All statements of Seller contained in the Basic Agreements and in any other written documents delivered by or on behalf of the Company or Seller to Buyer are true and correct in all material respects and do not omit any material fact necessary. to make the statements contained therein not misleading in light of the circumstances under which they were made. There are no facts known to Seller which could have a materially adversely affect upon the business, financial condition, results of operations, assets, liabilities, or prospects of the Company, which have not been disclosed to Buyer in the Basic Agreements.

         2.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

                  (a) ORGANIZATION. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Colorado. Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Buyer is duly qualified and in good standing as a foreign corporation in each jurisdiction where its ownership of property or operation of its business requires qualification.

                  (b) AUTHORIZED CAPITAL. The authorized capitalization of Buyer as of post-confirmation will consist of One Hundred Ninety-Five Million (195,000,000) shares of $.0001 par Common Stock, of which Three Hundred Fifty Thousand (350,000) shall be issued and outstanding (the "Shares") and Five Million Fifty Thousand (5,050,000) shares of $.0001 par value Preferred Stock which have no shares outstanding. The Shares have been duly authorized, validly issued, are fully paid and non-assessable with no personal liability attaching to the ownership thereof and were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws. In addition, pursuant to the Plan of Reorganization, Buyer will be required to issue additional shares of its Common Stock.

                  (c) AUTHORITY. Buyer has full power and lawful authority to execute and deliver the Basic Agreements and to consummate and perform the Transactions contemplated thereby. The Basic Agreements constitute (or shall, upon execution, constitute) valid and legally binding obligations upon Buyer, enforceable in accordance with their terms. Neither the execution and delivery of the Basic Agreements by Buyer, nor the consummation and performance of the Transactions contemplated thereby, conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any agreement by which Buyer is a party or by which Buyer or any of its properties or assets are bound or affected.

                  (d) COMPANY FINANCIAL STATEMENTS. Premier has timely filed its monthly reports with the U.S. Bankruptcy Court and provided such copies to the USN Sellers.

                  (e) BOOKS AND RECORDS. The books and records of Premier are complete and correct in all material aspects, have been maintained in accordance with good business practices and accurately reflect in all material aspects the business of Premier.

                  (f) PREMIER SHARES. The Premier Shares, when issued in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable.

                  (g) INVESTMENT INTENT. Buyer is acquiring the Shares for its own account, for investment purposes only, and not with a view to the sale or distribution of any part thereof, and Buyer has no present intention of selling, granting participation in, or otherwise distributing the same. Buyer understands the specific risks related to an investment in the Shares, especially as it relates to the financial performance of the Company.

                                      III.

                                    COVENANTS
                                    ---------

         3.1 COVENANTS OF SELLER. Seller covenants and agrees that from the date hereof to the Closing without the prior written consent of Buyer:

                  (a) ORDINARY COURSE OF BUSINESS. Seller will operate the business of the Company only in the ordinary course and will use commercially reasonable efforts to preserve the Company's business, organization, goodwill and relationships with persons having business dealings with them.

                  (b) MAINTAIN PROPERTIES. Seller will maintain all of the Company's properties in good working order, repair and condition (reasonable wear and use excepted) and cause the Company to take all steps reasonably necessary to maintain in full force and effect its patents, trademarks, servicemarks, trade names, brand names, copyrights and other intangible assets.

                  (c) COMPENSATION. Seller will not permit the Company to (1) enter into or alter any employment agreements; (2) grant any increase in compensation other than normal merit increases consistent with the Company's general prevailing practices to any officer or employee; or
         (3) enter into or alter any labor or collective bargaining agreement or any bonus or other employee fringe benefit.

                  (d) MAINTAIN BOOKS. Seller will cause the Company to maintain its books, accounts and records in accordance with generally accepted accounting principles applied on a basis consistent with past practices.

                  (e) NO AMENDMENTS. Seller will not permit the Company to amend its corporate charter or bylaws (or similar documents) without prior consent of Buyer and will cause the Company to maintain their corporate existence, licenses, permits, powers and rights in full force and effect.

                  (f) TAXES AND ACCOUNTING MATTERS. Seller will cause the Company to file when due all federal, state and local tax returns and reports which shall be accurate and complete, including but not limited to income, franchise, excise, ad valorem, and other taxes with respect to its business and properties, and to pay as they become due all taxes or assessments, except for taxes for which adequate reserves are established and which are being contested in good faith by appropriate proceedings. Seller will not permit the Company to change their accounting methods or practices or any depreciation, amortization or inventory. valuation policies or practices.

                  (g) NO DISPOSITION OR ENCUMBRANCE. Except in the ordinary course of business consistent with past practice, Seller will not permit the Company to (1) dispose of or encumber any of its properties and assets, (2) discharge or satisfy any lien or encumbrance or pay any obligation or liability (fixed or contingent) except for previously scheduled repayment of debt, (3) cancel or compromise any debt or claim, (4) transfer or grant any rights under any concessions, leases, licenses, agreements, patents, inventions, proprietary technology or process, trademarks, servicemarks or copyrights, or with respect to any know-how, or (5) enter into or modify in any material respect or terminate any existing license, lease, or contract.

                  (h) INSURANCE. Seller will cause the Company to maintain in effect all its current insurance policies.

                  (i) NO SECURITIES ISSUANCES. Seller will not permit the Company to issue any shares of any class of capital stock, or enter into any contract, option, warrant or right calling for the issuance of any such shares of capital stock, or create or issue any securities convertible into any securities of the Company except for the transactions contemplated herein.

                  (j) NO DIVIDENDS. Seller will not permit the Company to declare, set aside or pay any dividends or other distributions of any nature whatsoever.

                  (k) CONTRACTS. Seller will not permit the Company to enter into or assume any contract, agreement, obligation, lease, license, or commitment except in the ordinary course of business consistent with past practice or as contemplated by this Agreement.

                  (l) DUE COMPLIANCE. Seller will cause the Company to comply with all laws, regulations, rules and ordinances applicable to it and to the conduct of its business.

                  (m) NO WAIVERS OF RIGHTS. Seller will not permit the Company to amend, terminate or waive any material right whether or not in the ordinary course of business.

                  (n) NO RELATED PARTY. Transactions. Seller will not permit the Company to make any loans to, or enter into any transaction, agreement, arrangement or understanding or any other nature with, any officer, director or employee of the Company.

                  (o) NOTICE OF CHANGE. Seller will promptly advise Buyer in writing of any material adverse change, or the occurrence of any event which involves any substantial possibility of a material adverse change, in the business, financial condition, results of operations, assets, liabilities or prospects of the Company.

                                       IV.

                           CONDITIONS PRECEDENT TO THE
                          OBLIGATIONS OF BUYER TO CLOSE
                          -----------------------------

         The obligation of Buyer to dose the Transactions contemplated hereby is subject to the fulfillment by Seller prior to Closing of each of the following conditions, which may be waived in whole or in part by Buyer:

         4.1 COMPLIANCE WITH REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Seller contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing with the same force and effect as if made at the Closing. Seller shall have performed all agreements, covenants and conditions required to be performed by Seller prior to the Closing.

         4.2 NO ADVERSE CHANGE. There shall have been no event which has had or may have a material adverse effect upon the business, financial condition, results of operation, assets, liabilities or prospects of the Company.

         4.3 NO LEGAL PROCEEDINGS. No suit, action or other legal or administrative proceeding before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the Transactions contemplated hereby.

         4.4 DOCUMENTS TO BE DELIVERED BY SELLER. Seller shall have delivered the following documents:

                  (a) Stock certificates representing all of the Shares, duly endorsed to Buyer and in blank or accompanied by duly executed stock powers.

                  (b) A copy of (i) the Certificate of Incorporation of the Company, certified as correct by the Company; and (ii) the Bylaws of the Company certified as correct by the Company; and (iii) a certificate of the Delaware Tax Commission, Franchise Tax Division, to the effect that the Company is in good standing and has paid all franchise taxes in such state.

                  (c) All agreements referred to in paragraph 1.5 above, executed by all parties thereto other than Buyer.

                  (d) All corporate and other records of or applicable to the Company included but not limited to, current and up-to-date minute books, stock transfer books and registers, books of accounts, leases and material contracts.

                  (e) Such other documents or certificates as shall be reasonably required by Buyer or its counsel in order to close and consummate this Agreement.

                                       V.

                           CONDITIONS PRECEDENT TO THE
                         OBLIGATIONS OF SELLER TO CLOSE
                         ------------------------------

         The obligation of Seller to close the Transactions is subject to the fulfillment prior to Closing of each of the following conditions, any of which may be waived in whole or in part by Seller:

         5.1 COMPLIANCE WITH REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made by Buyer in this Agreement shall have been true and correct when made and shall be true and correct in all material respects at the Closing with the same force and effect as if made at the Closing, and Buyer shall have performed all agreements, covenants and conditions required to be performed by Buyer prior to the Closing.

         5.2 NO LEGAL PROCEEDINGS. No suit, action or other legal or administrative proceedings before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the Transactions contemplated hereby.

         5.3 BANKRUPTCY CONFIRMATION. The Plan of Reorganization shall have been confirmed by the U.S. Bankruptcy Court for the Central District of California.

         5.4 OTHER AGREEMENTS. All parties other than Seller and the Company shall have executed and delivered the Basic Agreements.

         5.5 PAYMENTS. Seller shall have received from Buyer all Common Stock to be issued at the Closing by Buyer pursuant to all the Basic Agreements.

                                       VI.

                 MODIFICATION, WAIVERS, TERMINATION AND EXPENSES
                 -----------------------------------------------

         6.1 MODIFICATION. Buyer and Seller may amend, modify or supplement this Agreement in any manner as they may mutually agree in writing.

         6.2 WAIVERS. Buyer and Seller may in writing extend the time for or waive compliance by the other with any of the covenants or conditions of the other contained herein.

         6.3 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the purchase of the Shares may be abandoned before the Closing:

                  (a) By the mutual consent of Seller and Buyer;

                  (b) By Buyer, if the representations and warranties of Seller set forth herein shall not be accurate, or the conditions precedent set forth in Article V shall have not have been satisfied, in all material respects; or

                  (c) By Seller, if the representations and warranties of Buyer set forth herein shall not be accurate, or the conditions precedent set forth in Article V shall not have been satisfied in all material respects.

         Termination shall be effective on the date of receipt of written notice specifying the reasons therefor.

                                      VII.

                                  MISCELLANEOUS
                                  -------------

         7.1 REPRESENTATIONS AND WARRANTIES TO SURVIVE. Unless otherwise provided, all of the representations and warranties contained in this Agreement and in any certificate, exhibit or other document delivered pursuant to this Agreement shall survive the Closing for a period of one (1) year. No investigation made by any party hereto or their representatives shall constitute a waiver of any representation or warranty, and no such representation or warranty shall be merged into the Closing.

         7.2 BINDING EFFECT OF THE BASIC AGREEMENTS. The Basic Agreements and the certificates and other instruments delivered by or on behalf of the parties pursuant thereto, constitute the entire agreement between the parties. The terms and conditions of the Basic Agreements shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successor and assigns of the parties hereto. Nothing in the Basic Agreements, expressed or implied, confers any rights or remedies upon any party other than the parties hereto and their respective heirs, legal representatives and assigns.

         7.3 APPLICABLE LAW. Any controversy, claim or dispute arising out of or in any way relating to this Agreement or the alleged breach thereof, shall be determined by final and binding arbitration administered by JAMS in Los Angeles, California in accordance with the JAMS Arbitration Rules and Procedures (the "Rules") which are in effect at the time of the arbitration or the demand therefor. In the event of such an arbitration proceeding, the parties shall select a mutually acceptable neutral arbitrator from among the JAMS panel of arbitrators. In the event the parties cannot agree on an arbitrator, the Administrator of JAMS shall appoint an arbitrator. California Code of Civil Procedure Section 1283.05, which provides for certain discovery rights, shall apply to any such arbitration, and said code section is also hereby incorporated by reference. In reaching a decision, the arbitrator shall have no authority to change, extend, modify or suspend any of the terms of this Agreement. The arbitration shall be commenced and heard in Los Angeles, California. The arbitrator(s) shall apply the substantive law (and the law of remedies, if applicable) of California or federal law, or both, as applicable to the claim(s) asserted, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall render an award and a written, reasoned opinion in support thereof, stating all findings of fact and conclusions of law. Judgment on the award may be entered in any court of competent jurisdiction, even if a party who received notice under the Rules fails to appear at the arbitration hearing(s). The parties may seek, from a court of competent jurisdiction, provisional remedies or injunctive relief in support of their respective rights and remedies hereunder without waiving any right to arbitration. However, the merits of any action that involves such provisional remedies or injunctive relief shall be determined by arbitration under this
Section 7.

         7.4 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given when delivered or mailed, first class postage prepaid:

                  (a) If to Seller, to:

                                    USN TELEVISION GROUP, INC.
                                    Attn:  Brian Kelly
                                    Michael Reinstein
                                    2029 Century Park East, Suite 1750
                                    Los Angeles, CA 90067
                                    Telephone:  (310) 229-2200
                                    Fax:  (310) 201-9902

                  (b) If to Buyer, to:

                                    PREMIER CONCEPTS, INC.
                                    Attn:  Terry Washburn
                                    4385 Sunbelt Drive
                                    Addison, TX 75001
                                    Telephone:  (817) 675-4319
                                    Fax:  (817) 329-4653

         These addresses may be changed from time to time by written notice to the other parties.

         7.5 HEADINGS. The headings contained in this Agreement are for reference only and will not affect in any way the meaning or interpretation of this Agreement.

         7.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

         7.7 SEVERABILITY. If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable under applicable law this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The remaining provisions of this Agreement shall be given effect to the maximum extent then permitted by law.

         7.8 FORBEARANCE; WAIVER. Failure to pursue any legal or equitable remedy or right available to a party shall not constitute a waiver of such right, nor shall any such forbearance, failure or actual waiver imply or constitute waiver of subsequent default or breach.

         7.9 ATTORNEYS' FEES AND EXPENSES. The prevailing party in any legal proceeding based upon this Agreement shall be entitled to reasonable attorneys' fees and expenses and court costs.

         7.10 EXPENSES. Each party shall pay all fees and expenses incurred by it incident to this Agreement and in connection with the consummation of all transactions contemplated by this Agreement.

         7.11 INTEGRATION. This Agreement and all documents and instruments executed pursuant hereto merge and integrate all prior agreements and representations respecting the Transactions, whether written or oral, and constitute the sole agreement of the parties in connection therewith. This Agreement has been negotiated by and submitted to the scrutiny of both Seller and Buyer and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight. being given to its having been drafted by either party hereto or its counsel.

         IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement on the date first written above.



"BUYER"                                               "COMPANY"
PREMIER CONCEPTS, INC.                                USN TELEVISION GROUP, INC.

A COLORADO CORPORATION                                A DELAWARE CORPORATION



By:/s/ Terry Washburn                                 By:/s/ Brad Berdow
   --------------------------                            -----------------------

TERRY WASHBURN, PRESIDENT                             BRAD BERDOW, PRESIDENT


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


"SELLER"                                              "SELLER"



By:/s/ Brian Kelly                                    By:/s/ Michael Reinstein
   --------------------------                            -----------------------
BRIAN KELLY                                           MICHAEL REINSTEIN


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